Exhibit 10(c)

PARKER-HANNIFIN CORPORATION
RESTRICTED STOCK UNIT TERMS AND CONDITIONS (RSU-[ # ]BOD)

Pursuant to the Restricted Stock Unit Award Agreement (the “Award Agreement”) available on the website of the third party Plan administrator for Parker-Hannifin Corporation (the “Company”), the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of the Company has awarded you a number of Restricted Stock Units. The Restricted Stock Units have been awarded to you as of the grant date specified in the Award Agreement (the “Grant Date”), and the Restricted Stock Units are subject to the terms, conditions and restrictions set forth in the Parker-Hannifin Corporation 2016 Omnibus Stock Incentive Plan, as amended from time to time, or any applicable successor plan (the “Plan”) and these Restricted Stock Unit Terms and Conditions (RSU-[ # ]BOD) (the “Terms and Conditions”). To the extent that, in accordance with the terms of the Plan, the Committee has delegated to any persons any of the Committee’s authority with respect to these Terms and Conditions, references to the Committee in these Terms and Conditions shall be deemed to be references to those persons with respect to authority so delegated.

1.    Crediting of Restricted Stock Units. Each Restricted Stock Unit shall represent the contingent right to receive one share of Common Stock of the Company and shall at all times be equal in value to one share of Common Stock of the Company. The Restricted Stock Units shall be credited in a book entry account established for you until payment in accordance with Section 6 hereof.

2.    Payment of RSUs. The RSU grant you received in accordance with your Award Agreement will become payable to you in accordance with the rules set forth in Sections 3, 4, and 5 below.
3.     Vesting of Restricted Stock Units.

(a)    Subject to these Terms and Conditions, all or a portion of the Restricted Stock Units will vest on the vesting date(s) described in the Award Agreement (each a “Vesting Date”) and shall be payable at the Distribution Date(s) (as defined in Section 4 hereof), provided that you shall have remained in the continuous employment of the Company and its Subsidiaries (collectively referred to herein as the “Parker Companies”) through the applicable Vesting Date. Notwithstanding the foregoing, to the extent it does not cause imposition of a tax under Section 409A of the Code, the Committee may, in its discretion, accelerate the vesting of the RSUs (but not the time of payment) at any time, in part or in full.
(b)    For purposes of this Section 3 of these Terms and Conditions, your continuous employment with the Parker Companies shall not be deemed to have been interrupted, and you shall not be deemed to have ceased to be an employee of the Parker Companies, by reason of: (1) the transfer of your employment among the Parker Companies; (2) the transfer of your employment to an entity that is 50% (or more) owned (directly or indirectly) by the Company provided that you remain actively and continuously employed by such entity; or (3) a shift from full-time to part-time employment status.

4.    Qualifying Termination following a Change in Control. Notwithstanding the foregoing, if, coincident with or during the 12-month period following the effective date of a Change in Control (as defined in the Plan and including the date immediately prior to an “Anticipatory Termination” as defined in the Plan), your employment with the Parker Companies is either (i) terminated by the Parker Companies or a successor thereto other than for Cause (as such term is defined in the Plan), Disability or (ii) by you for Good Reason (as such term is defined in the Plan) then the unvested Shares awarded to such Participant under the Award Agreement will fully vest upon such termination of employment.

5.    Effect of Termination Due to Death, Disability, or Retirement. Notwithstanding Section 3 above and, subject to the definitions of “Disability” and “Retirement” as set forth in Section 29 below, if your employment with the Parker Companies is terminated by reason of death or Disability, or by you on or after the date you meet the requirements of Retirement as defined in Section 29, the unvested RSUs covered under your Award Agreement will become fully vested upon such termination of employment.
6.    Other Employment Terminations. In the event that your employment with the Parker Companies terminates in a manner other than any specified in Sections 4 or 5 above, you will automatically and permanently forfeit any RSUs that have not vested on or before the time of such termination.
7.    Payment.
(a)    Except as may be otherwise provided in this Section, the Company shall deliver to you (or your estate or any beneficiary you have designated in accordance with Section 16 hereof in the event of your death) the Common Stock underlying the vested Restricted Stock Units within thirty (30) days following each Distribution Date. Except as may be otherwise provided in this Section 6, a “Distribution Date” shall mean each Vesting Date that your Restricted Stock Units become vested. Notwithstanding the foregoing, to the extent that any of your Restricted Stock Units become vested solely on the basis of your Retirement, then the Distribution Date of such Restricted Stock Units shall be the earlier of (x) each Vesting Date that such Restricted Stock Units would otherwise have become vested in accordance with your Award Agreement, had your employment with the Parker Companies continued until such Vesting Date, i.e., at the same time you otherwise would have received the RSUs (y) the occurrence of a termination within 12 month of a “change in control” as specified in Section 4 above, or (z) your death.
(b)     Notwithstanding any provision of Section 7(a) above to the contrary, if your employment with the Parker Companies terminates due to Disability or Retirement your termination of employment will result in a right to payment only if it is a “separation from service” as that term is defined in Code Section 409A(a)(2)(A)(i). Furthermore, if upon your “separation from service” you are a “specified employee” as determined pursuant to procedures adopted by the Committee in compliance with Section 409A(a)(2)(B)(i) of the Code, and to the extent that the payment of your RSUs does not otherwise qualify for an exception to Section 409A, then your “Distribution Date” will be the earlier of: (x) the first day of the seventh month after the date of your separation from service from the Parker Companies within the meaning of Section 409A(a)(2)(A)(i) of the Code; and (y) the date of your death.

8.    Transferability. The Restricted Stock Units may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, unless otherwise provided under the Plan. Any purported transfer or encumbrance in violation of the provisions of this Section 8 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Stock Units.

9.    Dividend, Voting and Other Rights. You shall not possess any incidents of ownership (including, without limitation, dividend or voting rights) in the Common Stock underlying the Restricted Stock Units until such Common Stock has been delivered to you in accordance with Section 6 hereof. The obligations of the Company under these Terms and Conditions will be merely an unfunded and unsecured promise of the Company to deliver Common Stock in the future, subject to the terms and conditions of the Plan and these Terms and Conditions, and your rights will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under these Terms and Conditions.

10.    Dividend Equivalents.

(a)    For employees on the U.S.-based payroll, from and after the Grant Date and until the earliest of (i) the time when the Restricted Stock Units are paid in accordance with Section 6 hereof, (ii) the time when your right to payment of the Restricted Stock Units is forfeited in accordance with Section 7 hereof and (iii) the time your employment is relocated to a jurisdiction that does not employ a United States-based payroll, you shall be entitled to a cash payment equal to the product of (x) the dollar amount of the cash dividend paid per share of Common Stock on such date and (y) the total number of unpaid Restricted Stock Units credited to you as of such date (each such cash payment a “Dividend Equivalent”). Any Dividend Equivalent shall be paid to you within thirty (30) days after such date following the Grant Date that a cash dividend (if any) is paid to the holders of shares of Common Stock. Dividend Equivalents will be subject to any required withholding for federal, state or local taxes, social taxes or other taxes. Employees subject to subsection (iii) shall become entitled to Dividend Equivalent Units pursuant to the terms of Section 10(b) hereof in lieu of Dividend Equivalents.

(b)    For employees on a non-U.S.-based payroll, from and after the Grant Date and until the earlier of (i) the time when the Restricted Stock Units are paid in accordance with Section 6 hereof, (ii) the time when your right to payment of the Restricted Stock Units is forfeited in accordance with Section 7 hereof or (iii) the time your employment is relocated to a jurisdiction that employs a United States-based payroll, on the date that the Company pays a cash dividend (if any) to holders of shares of Common Stock generally, you shall be credited with a number of additional Restricted Stock Units (the “Dividend Equivalent Units”) determined by dividing the aggregate amount of the cash dividend that would be payable on such date to a holder of a number of shares of Common Stock equal to the number of your unpaid Restricted Stock Units by the closing price per share of the Company's Common Stock on the New York Stock Exchange on the last trading day preceding the dividend payment date. Any such Dividend Equivalent Units will be considered Restricted Stock Units for purposes of these Terms and Conditions and will be subject to all of the terms, conditions and restrictions set forth herein, provided that for purposes of Section 3(a) of these Terms and Conditions: (x) any such additional Restricted Stock Units credited between the Grant Date and the first Vesting Date shall vest in three equal installments on the first Vesting Date, the second Vesting Date and the third Vesting Date, provided that you are continuously employed by the Parker Companies through each such Vesting Date; (y) any such additional Restricted Stock Units credited between the first Vesting Date and the second Vesting Date shall vest in two equal installments on the second Vesting Date and the third Vesting Date, provided that you are continuously employed by the Parker Companies through each such Vesting Date; (z) and any such additional Restricted Stock Units credited between the second Vesting Date and the third Vesting Date shall vest on the third Vesting Date, provided that you are continuously employed by the Parker Companies through such Vesting Date. Employees subject to subsection (iii) shall become entitled to Dividend Equivalents pursuant to the terms of Section 10(a) hereof in lieu of Dividend Equivalent Units.

11.    No Rights to Future Awards. By voluntarily acknowledging and accepting your award of Restricted Stock Units, you acknowledge and understand that the Restricted Stock Units shall not form part of any contract of employment between you and the Company. Nothing in these Terms and Conditions, your Award Agreement, the Plan or the plan summary and prospectus which describes the Plan (the “Prospectus”) shall confer upon you any right to continue to receive stock incentive awards in the future. You further acknowledge that your award of Restricted Stock Units is for future services and is not under any circumstances to be considered compensation for past services.

12.    Detrimental Activity, Claw-back Policy.

(a)    If the Committee finds in its discretion that you have engaged in any Detrimental Activity (as defined in the Plan), the Committee may at any time and in its sole discretion cancel and revoke all or any unpaid portion of your Restricted Stock Units. In addition, if the Committee finds that you have engaged in any Detrimental Activity, either during your employment with the Company or within twelve months thereafter, then you shall be required to (a) return to the Company all shares of Common Stock that you have not disposed of that were issued pursuant to these Terms and Conditions within twelve months prior to the commencement of such Detrimental Activity, and (b) pay to the Company in cash, within ten days after demand therefor, the Fair Market Value (determined as of the date that the Restricted Stock Units were paid to you in accordance with Section 6 hereof) of all shares of Common Stock that you have disposed of that were so issued pursuant to these Terms and Conditions. The Plan defines Detrimental Activity as any conduct or activity, whether or not related to the business of the Parker Companies, that is determined in individual cases, by the Committee or its express delegate, to be detrimental to the interests of the Parker Companies, including without limitation (i) rendering of services to an organization or engaging in a business that is, in the judgment of the Committee or its express delegate, in competition with the Company; (ii) disclosure to anyone outside of the Company, or the use for any purpose other than the Company’s business, of confidential information or material related to the Company, whether acquired during or after employment with the Company; (iii) fraud, embezzlement, theft-in-office or other illegal activity; or (iv) violation of the Company’s Code of Ethics.

(b)    By accepting your award of Restricted Stock Units, you acknowledge that the Restricted Stock Units may be subject to reduction, cancellation, forfeiture or recoupment, to such extent as may be provided under the Company's Claw-back Policy, as established by the Committee or the Board, as it now exists or as it may be amended from time to time.

13.    Relation to Other Benefits. Any economic or other benefit to you under these Terms and Conditions or the Plan shall not be taken into account in determining any benefits to which you may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Parker Companies and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Parker Companies. Without limiting the foregoing, by voluntarily acknowledging and accepting your award of Restricted Stock Units, you agree that no benefits accruing under your Award Agreement, these Terms and Conditions or the Plan will be reflected in any severance or indemnity payments that the Parker Companies may make or be required to make to you in the future, regardless of the jurisdiction in which you may be located.

14.    Relation to Plan. These Terms and Conditions and all rights under your Award Agreement and these Terms and Conditions are at all times subject to all other terms, conditions and provisions of the Plan (and any rules or procedures adopted under the Plan by the Committee). All capitalized terms not defined in these Terms and Conditions shall have the meaning ascribed to such terms in the Plan. In the event of a conflict between the terms of the Plan and these Terms and Conditions, your Award Agreement or the Prospectus, the terms of the Plan shall control. These Terms and Conditions, the Plan and the Award Agreement contain the entire agreement and understanding of the parties with respect to the subject matter contained in these Terms and Conditions, and supersede all prior written or oral communications, representations and negotiations in respect thereto.

15.    Taxes and Withholding.

You are liable for any and all taxes, including income tax, social insurance, fringe benefit tax, payroll tax, payment on account, employer taxes or other tax-related items related to your participation in the Plan and legally applicable to or otherwise recoverable from you by the Company and/or, if different, your employer (the “Employer”) whether incurred at grant, vesting, sale, prior to vesting or at any other time (“Tax-Related Items”). In the event that the Company or the Employer (which, for purposes of this Section 15, shall include a former employer) is required, allowed or permitted to withhold taxes as a result of the RSUs or the shares of Common Stock acquired pursuant to such RSUs, or due upon receipt of dividend equivalent payments or dividends, you shall surrender a sufficient number of whole shares of Common Stock, make a cash payment or make adequate arrangements satisfactory to the Parker Companies to withhold such taxes from your wages or other cash compensation paid to you by the Parker Companies at the election of the Company, in its sole discretion, or, if permissible under local law, the Company may sell or arrange for the sale of shares of Common Stock that you acquire as necessary to cover all Tax-Related Items that the Parker Companies have to withhold or that are legally recoverable from you (such as fringe benefit tax) at the time the restrictions on the RSUs lapse, unless the Company, in its sole discretion, has established alternative procedures for such payment. However, with respect to any RSUs subject to Section 409A, the Parker Companies shall limit the surrender of Shares to the minimum number of Shares permitted to avoid a prohibited acceleration under Section 409A. You will receive a cash refund for any fraction of a surrendered Share or Shares in excess of any and all Tax-Related Items. To the extent that any surrender of shares of Common Stock or payment of cash or alternative procedure for such payment is insufficient, you authorize the Parker Companies which are qualified to deduct tax at source, to deduct from your compensation all Tax-Related Items. You agree to pay any Tax-Related Items that cannot be satisfied from wages or other cash compensation, to the extent permitted by applicable law.

(a) To avoid negative accounting treatment, the Parker Companies may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested RSUs, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

(b) Regardless of any action the Parker Companies take with respect to any or all Tax-Related Items, you acknowledge and agree that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Parker Companies. You further acknowledge that the Parker Companies: (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of RSUs or dividend equivalents, including, but not limited to, the grant, vesting or settlement of RSUs or dividend equivalents, the subsequent delivery of shares of Common Stock and/or cash upon settlement of such RSUs or the subsequent sale of any shares of Common Stock acquired pursuant to such RSUs and receipt of any dividends or dividend equivalent payments; and (ii) do not commit to and are under no obligation to structure the terms or any aspect of the grant of RSUs and/or dividend equivalents to reduce or eliminate your liability for Tax-Related Items or to achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Parker Companies may be required to withhold or account for Tax-Related Items in more than one jurisdiction. You shall pay the Parker Companies any amount of Tax-Related Items that the Parker Companies may be required to withhold or account for as a result of the Employee’s participation in the Plan or your of RSUs that cannot be satisfied by the means previously described. The Company may refuse to deliver the benefit described in the Award Agreement if you fail to with your obligations in connection with the Tax Related Items.

(c) In accepting the RSUs, you consent and agree that in the event the RSUs or the dividend equivalents become subject to an employer tax that is legally permitted to be recovered from you, as may be determined by the Parker Companies at their sole discretion, and whether or not your employment with the Parker Companies is continuing at the time such tax becomes recoverable, you will assume any liability for any such taxes that may be payable by the Parker Companies in connection with the RSUs and dividend equivalents. Further, by accepting the RSUs, you agree that the Parker Companies may collect any such taxes from you by any of the means set forth in this Section 15. You further agree to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.

16.    Beneficiary Designation. To the extent permitted by the Committee, in its sole discretion, you shall have the right to designate one or more beneficiaries to receive all or part of any shares of Common Stock underlying the Restricted Stock Units in the event of your death. Any beneficiary designation permitted by the Committee shall be effective when it is submitted in writing to the Committee during your lifetime on a form prescribed by the Committee. The submission of a new beneficiary designation shall cancel all prior beneficiary designations. Any finalized divorce or marriage subsequent to the date of a beneficiary designation shall revoke such designation, unless in the case of divorce your previous spouse was not designated as beneficiary and unless in the case of marriage your new spouse was previously designated as beneficiary. If you are married, your spouse shall consent to any designation of a beneficiary other than the spouse, and the spouse's consent shall be witnessed by a notary public.

If you fail to designate a beneficiary as may be permitted by the Committee, or if such beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as beneficiary predeceases you or dies prior to the payment of your Restricted Stock Units, then the Company shall direct the payment of the shares of Common Stock underlying the Restricted Stock Units to the legal representative of your estate.

If you and your beneficiary shall die simultaneously or under such circumstances that it cannot be determined with reasonable certainty who died first, then it shall be presumed for purposes of this designation that you survived your beneficiary.

The payment of the shares of Common Stock to a beneficiary shall fully and completely discharge the Parker Companies and the Committee from all further obligations under the Plan with respect to you and your estate, and your Award Agreement shall terminate upon such full payment of benefits.

17.    Adjustments. The number and kind of shares of Common Stock deliverable pursuant to the Restricted Stock Units are subject to adjustment as provided in Section 4.3 of the Stock Incentive Plan.

18.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Restricted Stock Units; provided, however, notwithstanding any other provision of these Terms and Conditions, and only to the extent permitted under Section 409A of the Code, the Company shall not be obligated to deliver any shares of Common Stock pursuant to these Terms and Conditions if the delivery thereof would result in a violation of any such law or listing requirement. The Company intends that the Award Agreement and these Terms and Conditions are subject to the requirements of Section 409A of the Code and they will be interpreted, construed and administered accordingly.

19.    Amendments. Subject to the terms of the Plan, the Committee may amend these Terms and Conditions upon written notice to you. Any amendment to the Plan shall be deemed to be an amendment to these Terms and Conditions to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or these Terms and Conditions shall adversely affect your rights under these Terms and Conditions without your consent unless the Committee determines that such amendment is necessary or advisable to conform the Plan or these Terms and Conditions to any present or future law, regulation or rule applicable to the Plan.

20.    Severability. In the event that one or more of the provisions of these Terms and Conditions shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

21.    Successors and Assigns. Without limiting Section 8, the provisions of these Terms and Conditions shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.

22.    Governing Law. The interpretation, performance, and enforcement of these Terms and Conditions shall be governed by the laws of the State of Ohio, without regard to its conflict of law rules. Any dispute, disagreement or question which arises under or as a result of, or in any way relates to, the interpretation, construction or application of the terms of the Plan, the Award Agreement or these Terms and Conditions will be determined and resolved by the Committee. Such determination and resolution by the Committee will be final, binding and conclusive for all purposes.

23.    No Shareholder Rights Prior to Issuance of Shares. You will have no rights as a shareholder unless and until shares of Company Stock are issued pursuant to the Award Agreement or these Terms and Conditions.

24.    Non-U.S. Employees. Notwithstanding any provision of these Terms and Conditions, if your employment with the Parker Companies is subject to the rules and regulations of one or more non-United States jurisdictions, then your Restricted Stock Units shall be subject to any special terms and conditions as set forth in any appendix for your country (an “Appendix”). Moreover, if you relocate to one of the countries included in an Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of these Terms and Conditions or the Plan. An Appendix shall constitute part of these Terms and Conditions.

25. Consent to Transfer Personal Data. By accepting your award of Restricted Stock Units:

(a) You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Grant Agreement and any other materials by and among, as applicable, the Parker Companies for the exclusive purpose of implementing, administering and managing your participation in the Plan.

(b) You understand that the Parker Companies may hold certain personal information about you, including, but not limited to, name, home address, drivers’ license information, and telephone number, date of birth, social insurance number or other identification number, salary, nationality, residency, status, job title, any shares of stock or directorships held in the Parker Companies, details of all RSUs, options or any other entitlement to shares of stock granted, canceled, purchased, exercised, vested, unvested or outstanding in your favor (“Data”) for the exclusive purpose of implementing, managing and administering the Plan.

(c) You understand that Data will be transferred to the Parker Companies or one or more stock plan service providers as may be selected by the Parker Companies from time to time, which is assisting the Parker Companies with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Parker Companies and any other possible recipients which may assist the Parker Companies (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.

(d) Further, you understand that are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment and career with the Parker Companies will not be affected; the only consequence of refusing or withdrawing your consent is that the Parker Companies would not be able to grant RSUs or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing the consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

26. Notification of Change in Personal Data. If your address or contact information changes while any portion of your Restricted Stock Units remains unpaid, the Company must be notified in order to administer this award. Notification of such changes should be provided to the Company as follows:
(a)     U.S. and Canada Participants (employees who are on the U.S. or Canadian payroll system):

▪	Active employees: Update your address and contact information directly through your Personal Profile Section in the Employee Self-Service site.

▪	Retired, terminated or family member of deceased participant: Contact the Benefits Service Center at 1-800-992-5564.

(b)    Rest of World Participants (employees who are not on the U.S. or Canadian payroll system): Contact your country Human Resources Manager.

27.    Electronic Delivery. You hereby consent and agree to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. You also understand that you shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and you agree that your electronic signature is the same as, and shall have the same force and effect as, your manual signature. You consent and agree that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

28.    Prospectus Notification. Copies of the Prospectus and the most recent Annual Report and Proxy Statement issued by the Company are available for your review on the UBS One Source Web site. You have the right to receive a printed copy of the Prospectus upon request by either calling the third party Plan Administrator at 877-742-7471 or by sending your written request to Parker's Total Rewards Department.

29.    Certain Defined Terms. For purposes of these Terms and Conditions:
“Retirement” shall mean your termination of employment with the Parker Companies after the attainment of age 65.

“Disability” shall mean a termination of employment under circumstances that would make you eligible to receive benefits under the applicable long-term disability plan of policy of the Parker Companies in which you participate or, if Disability is not defined in an applicable long-term disability plan or policy, Disability shall mean the Company’s long-term disability plan, as it may be in effect from time to time, or any successor plan, program, agreement or arrangement.

"Cause" means any conduct or activity, whether or not related to the business of the Company, that is determined in individual cases by the Committee to be detrimental to the interests of the Company, including without limitation (a) the rendering of services to an organization, or engaging in a business, that is, in the judgment of the Committee, in competition with the Company; (b) the disclosure to anyone outside of the Company, or the use for any purpose other than the Company's business, of confidential information or material related to the Company, whether acquired by the Participant during or after employment with the Company; (c) fraud, embezzlement, theft-in-office or other illegal activity; or (d) a violation of the Company's Code of Conduct or other policies.

APPENDIX

Parker-Hannifin Corporation
Restricted Stock Unit Terms and Conditions (RSU-[ # ]BOD)
Special Provisions for Non-U.S. Employees

This Appendix includes additional terms and conditions that govern the Restricted Stock Units granted to you under the Plan if you reside in, or are subject to tax in, one of the countries described below at any time prior to the Distribution Date of your Restricted Stock Units. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Terms and Conditions.

Australia

Retirement. The following provision modifies Sections 3 and 6 of the Terms and Conditions.

Notwithstanding any provision of the Terms and Conditions to the contrary, you shall not be eligible for Retirement (or any vesting of your Restricted Stock Units that would occur as a result of Retirement) unless you obtain the prior consent of the Committee.

CHINA

Retirement. The following provision modifies Sections 3 and 6 of the Terms and Conditions.

Notwithstanding any provision of the Terms and Conditions to the contrary, you shall not be eligible for Retirement (or any vesting of your Restricted Stock Units that would occur as a result of Retirement) unless you obtain the prior consent of the Committee.

In the event of your Retirement with the prior consent of the Committee, if you are a Chinese national, you hereby agree that you will instruct the third party Plan administrator to sell the shares you receive in payment of vested Restricted Stock Units within five (5) months after the date of your Retirement. If you do not sell the shares within five (5) months after Retirement, then the Company shall be authorized to instruct the third party Plan administrator to sell the shares on your behalf and report the transaction results to the Company for tax reporting and withholding purposes in order to comply with China SAFE requirements.

DENMARK

Purchase Price. The following provision modifies Section 1 of the Terms and Conditions.

Notwithstanding any provision of the Terms and Conditions to the contrary, if you reside in, or are subject to tax in, Denmark on the Grant Date, then the distribution of the Common Stock underlying your vested Restricted Stock Units is subject to your payment of a purchase price per Common Share equal to 1% of the Fair Market Value per share on the Grant Date (the “Purchase Price”). All of your Restricted Stock Units shall be forfeited without further action or notice if you fail to pay the Purchase Price to the Company within ten (10) days after the Distribution Date.

Retirement. The following provision modifies Sections 3 and 6 of the Terms and Conditions.

Notwithstanding any provision of the Terms and Conditions to the contrary, you shall not be eligible for Retirement (or any vesting of your Restricted Stock Units that would occur as a result of Retirement) unless you obtain the prior consent of the Committee.

No Dividend Equivalent Units. The following provision modifies Section 10 of the Terms and Conditions.

Notwithstanding any provision of the Terms and Conditions to the contrary, no Dividend Equivalent Units shall be credited or paid to you with respect to your Restricted Stock Units.

HONG KONG

Retirement. The following provision modifies Sections 3 and 6 of the Terms and Conditions.

Notwithstanding any provision of the Terms and Conditions to the contrary, you shall not be eligible for Retirement (or any vesting of your Restricted Stock Units that would occur as a result of Retirement) unless you obtain the prior consent of the Committee.

INDIA

Retirement. The following provision modifies Sections 3 and 6 of the Terms and Conditions.

Notwithstanding any provision of the Terms and Conditions to the contrary, you shall not be eligible for Retirement (or any vesting of your Restricted Stock Units that would occur as a result of Retirement) unless you obtain the prior consent of the Committee.

JAPAN

Retirement. The following provision modifies Sections 3 and 6 of the Terms and Conditions.

Notwithstanding any provision of the Terms and Conditions to the contrary, you shall not be eligible for Retirement (or any vesting of your Restricted Stock Units that would occur as a result of Retirement) unless you obtain the prior consent of the Committee.

MEXICO

Retirement. The following provision modifies Sections 3 and 6 of the Terms and Conditions.

Notwithstanding any provision of the Terms and Conditions to the contrary, you shall not be eligible for Retirement (or any vesting of your Restricted Stock Units that would occur as a result of Retirement) unless you obtain the prior consent of the Committee.

THE NETHERLANDS

Retirement. The following provision modifies Sections 3 and 6 of the Terms and Conditions.

Notwithstanding any provision of the Terms and Conditions to the contrary, you shall not be eligible for Retirement (or any vesting of your Restricted Stock Units that would occur as a result of Retirement) unless you obtain the prior consent of the Committee.

OTHER COUNTRIES

If the Committee determines, in its sole discretion, that your Restricted Stock Units would otherwise become subject to tax in any country prior to the delivery of the shares of Common Stock underlying your vested Restricted Stock Units, then, except as otherwise may be required by Section 409A of the Code, the Committee may, in its sole discretion, provide that, notwithstanding any provision of the Terms and Conditions to the contrary, (1) you shall not be eligible for Retirement (or any vesting of your Restricted Stock Units that would occur as a result of Retirement) unless you obtain the prior consent of the Committee; and (2) in the event of your Retirement with the prior consent of the Committee, the Distribution Date for your vested Restricted Stock Units shall be the date of your Retirement.